Exhibit 16.1
Crowe LLP Independent Member Crowe Global

March 26, 2021

Office of the Chief Accountant

Securities and Exchange Commission

100F Street, N. E.

Washingtion, D. C. 20549

Ladies and Gentlemen:

We have read the comments made regarding us in Item 4.01 of Form 8-K of Professional Holding Corp. dated March 11, 2021 and are in agreement with those statements.

Crowe LLP

Miami, FL

cc:	Mr. Roland DiGasbarro Audit Committee Chairman Professional Holding Corp